UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23, 2008

McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware	001-07791	72-1424200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Poydras Street
New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (504) 582-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

McMoRan Exploration Co. (McMoRan) has, in a series of privately negotiated transactions from May 27, 2008 through May 30, 2008, induced conversion of approximately $40 million of its 5.25% Convertible Senior Notes due October 6, 2011 (5.25% Notes) into approximately 2.4 million shares of McMoRan common stock. McMoRan will pay an aggregate $1.7 million in cash to the noteholders to induce the conversion of these 5.25% Notes. McMoRan will record a $1.7 million charge to non operating expense in the second quarter of 2008 in connection with these transactions.  Interest cost savings related to these transactions approximate $2.1 million per annum.

After giving effect to these conversions, the remaining principal amount outstanding on McMoRan’s 5.25% Notes is $74.8 million and its common shares outstanding approximates 59.3 million.  The foregoing induced conversions were exempt from registration by virtue of the exemption provided under Section 3(a)(9) of the Securities Act of 1933.

Item 7.01.  Regulation FD Disclosure.

The remaining balance on McMoRan’s 6% Convertible Senior Notes due July 2, 2008 (6% Notes) approximates $51.7 million.  These notes are convertible into approximately 3.6 million shares of McMoRan common stock.  During the week of June 2, 2008, McMoRan and the trustee for the 6% Notes will provide holders with information regarding the maturity and procedures to convert these Notes into common stock.

Item 8.01  Other Events

McMoRan Exploration Co. issued a press release, dated May 23, 2008, announcing additional pay at the Flatrock No. 3 well and updating its drilling activities at the South Timbalier Block 168 exploratory well in the Gulf of Mexico.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.

By: /s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer
and Secretary
(authorized signatory and Principal
Financial Officer)

Date: May 30, 2008

McMoRan Exploration Co.
Exhibit Index

Exhibit Number
99.1	Press Release dated May 23, 2008, titled “McMoRan Exploration Co. Announces Additional Pay at Flatrock No. 3 and Updates Status of South Timbalier Block 168 Exploratory Well.”